Exhibit 99.1

NPS Pharma Reports Third-Quarter 2014 Financial Results

Net global Gattex®/Revestive® sales of $28 million representing sequential growth of 28 percent

Company on track to meet full-year financial guidance

Commercial-readiness activities continue in advance of Natpara’s January 24 PDUFA date

Conference call today at 4:30 PM ET

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 10, 2014--NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a global biopharmaceutical company pioneering and delivering innovative therapies that transform the lives of patients with rare diseases, today reported its results for the quarter ended September 30, 2014.

NPS Pharma reported net global Gattex®/Revestive® sales of $28.1 million for the third quarter of 2014, compared to $11.0 million for the same period last year. Based on the company’s expectations for the remainder of 2014, NPS Pharma currently anticipates its full-year net sales will be in the lower end of its guidance range of $100 and $110 million.

“We are pleased with the continued success of Gattex/Revestive, which has achieved $68 million of net sales so far this year leaving us on track to deliver more than 200% year-over-year growth,” said Francois Nader, MD, president and chief executive officer of NPS Pharma. “We continue to identify new Short Bowel Syndrome patients and grow our prescriber base leaving us confident in the long-term outlook for Gattex. Internationally, we are also making important progress. Revestive is now officially launched in Germany and we filed for orphan drug designation in Japan.”

Dr. Nader added: “We were very gratified to receive a positive Advisory Committee vote recommending the approval of Natpara for the long-term treatment of hypoparathyroidism. We are working with the FDA to finalize our label and Risk Evaluation and Mitigation Strategy. In parallel, we are advancing a number of pre-commercial activities to prepare for the successful launch of Natpara in the second quarter of 2015.”

Financial Results

Net loss

NPS Pharma reported a net loss of $2.1 million or $0.02 per diluted share for the third quarter of 2014 compared to a net loss of $1.1 million or $0.01 per diluted share for the same period last year.

Revenues

The company’s revenues were comprised of net product sales for Gattex/Revestive and royalty revenues. Net sales were $28.1 million for the third quarter of 2014 compared to $11.0 million for the same period last year. In February 2013, NPS Pharma launched and initiated sales of Gattex in the U.S. The company recently began commercializing Revestive in Germany and has obtained published pricing in other EU markets. NPS Pharma expects to begin to see meaningful sales after it has concluded its pricing discussions and secured broad-based reimbursement in key EU markets.

Royalty revenues were $29.1 million for the third quarter of 2014 compared to $28.1 million for the same period last year. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Royalty:
Sensipar	$26.5	$25.4	$81.2	$76.5
REGPARA	2.1	2.0	6.4	5.9
NUCYNTA and other	0.5	0.7	1.9	2.2
Total	$29.1	$28.1	$89.5	$84.6

On November 15, 2014, the company will receive a cash payment of $18.5 million for the Sensipar/Mimpara royalties earned during the third quarter of 2014. The remaining $8.0 million of Sensipar/Mimpara royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At September 30, 2014, NPS Pharma had $33.5 million in non-recourse debt secured by its Sensipar royalties.

Research and development

Research and development expenses were $24.5 million for the third quarter of 2014 as compared to $18.8 million for the same period last year. The increase was attributable to product development and regulatory activities.

Selling, general and administrative

Selling, general and administrative expenses were $28.1 million for the third quarter of 2014 as compared to $17.6 million for the same period last year. The increase in selling, general and administrative expenses was primarily due to commercial activities related to Gattex/Revestive and pre-launch activities for Natpara.

Interest expense

Interest expense was $3.4 million for the third quarter of 2014 compared to $3.0 million for the same period last year. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, rhPTH 1-84, and REGPARA revenues.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $169.3 million at September 30, 2014 compared to $180.5 million at December 31, 2013.

Non-recourse debt

As of September 30, 2014, all debt on the company’s balance sheet is non-recourse and secured solely by royalties related to Sensipar/Mimpara, REGPARA, and worldwide sales, excluding Israel, of PTH 1-84. After repayment of these obligations, the cash flows from these royalties will revert to NPS Pharma in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at September 30, 2014 and December 31, 2013:

In millions
	September 30, 2014	December 31, 2013
Non-recourse debt:
Sensipar/Mimpara-secured	$33.5	$54.4
PTH 1-84-secured (worldwide, excluding Israel)	42.8	42.8
REGPARA-secured	31.0	35.2
Total non-recourse debt	107.3	132.4
Less current portion	7.3	8.8
Total long-term non-recourse debt	$100.0	$123.6

2014 Financial Guidance

The company currently expects that full-year net sales will be at the low end of net sales guidance of $100 to $110 million.

The company now expects full-year 2014 operating expenses, excluding the impact of share-based compensation and cost of goods sold, to be between $185 and $195 million versus its previous range of $180 to $200 million. NPS Pharma reported share-based compensation of $11.2 million for the nine months ended September 30, 2014.

The foregoing financial guidance comprises projections based on numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the disclosure notice below.

Conference Call Information

NPS Pharma will host a conference call beginning today at 4:30 p.m. ET. To participate in the conference call, dial (877) 576-3758. International callers may dial +1 (443) 877-4073. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the investors’ calendar of events page on the NPS website at http://ir.npsp.com/events.cfm.

If you are unable to participate in the live call, a replay will be available at (855) 859-2056, with conference ID: 17738226 until midnight ET, November 24, 2014. International callers may access the replay by dialing +1 (404) 537-3406, using the same conference ID. The webcast will also be available through the NPS website for the same period.

About NPS Pharma

NPS Pharma is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases. The current therapeutic areas of focus for NPS Pharma are rare gastrointestinal disease and endocrine disorders. These include Short Bowel Syndrome, a potentially fatal gastrointestinal disorder in which patients may have to rely on parenteral nutrition for their survival; Hypoparathyroidism, a complex endocrine disorder in which the parathyroid glands are either absent or damaged, and the body produces insufficient or no parathyroid hormone; and Autosomal Dominant Hypocalcemia, an ultra-rare, genetic disorder of calcium homeostasis caused by mutations of the calcium-sensing receptor gene. NPS Pharma is actively seeking in-licensing opportunities to develop new therapies for a broad range of rare diseases, and complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals and Kyowa Hakko Kirin. NPS Pharma has operations in the U.S., Canada, Europe, Latin America and Japan. Learn more at: www.npsp.com

“NPS Pharma” and “NPS Pharmaceuticals” are the company's trademarks.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company's future financial performance and plans for the commercialization of its products, including statements regarding launch timelines and plans for Natpara, beliefs or expectations regarding our products in development, statements concerning the company's plans for international expansion, beliefs or expectations regarding potential revenue and earnings from product sales, including beliefs regarding our ability to grow sales, expectations regarding the market size for our products, including those in development, and beliefs or expectations regarding our operating expenses. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex/Revestive (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex/Revestive and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory approvals for recombinant human parathyroid hormone 1-84 (rhPTH [1-84]), the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this press release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

NPS Pharmaceuticals and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Product sales, net	$28,091	$11,037	$67,917	$16,492
Royalties	29,109	28,129	89,450	84,613
License fees	--	36	--	36
Total revenues	57,200	39,202	157,367	101,141

Cost of sales	3,180	1,077	7,794	1,615

Operating expenses:
Research and development	24,530	18,798	66,238	65,381
Selling, general and administrative	28,139	17,558	79,142	46,228
Total operating expenses	52,669	36,356	145,380	111,609
Operating income (loss)	1,351	1,769	4,193	(12,083)
Other (expense) income:
Interest income, net	97	108	321	221
Interest expense	(3,364)	(2,959)	(11,047)	(9,388)
Other	(9)	(5)	298	(18)
Total other expense, net	(3,276)	(2,856)	(10,428)	(9,185)
Loss before income tax expense	(1,925)	(1,087)	(6,235)	(21,268)

Income tax expense	221	--	495	4
Net loss	$(2,146)	($1,087)	($6,730)	($21,272)
Net loss per common and potential common share:
Basic	($0.02)	($0.01)	($0.06)	($0.22)
Diluted	($0.02)	($0.01)	($0.06)	($0.22)
Weighted average common and potential common share:
Basic	107,312	102,227	105,924	96,034
Diluted	107,312	102,227	105,924	96,034

NPS Pharmaceuticals and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30,	December 31,
	2014	2013
Assets:
Cash, cash equivalents and marketable investment securities	$169,347	$180,474
Account receivable	38,125	41,242
Inventory	33,513	30,035
Other current assets	7,936	7,001
Property and equipment, net	5442	4,402
Goodwill	9,429	9,429
Intangibles, net	17,954	19,301
Other	469	338
Total assets	$282,215	$292,222

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$35,002	$33,117
Convertible notes	-	16,545
Current portion of non-recourse debt*	7,270	8,752
Non-recourse debt, less current portion*	100,007	123,635
Other long-term liabilities	9,023	5,283
Total liabilities	151,302	187,332

Common stock and additional paid-in capital	1,161,965	1,127,523
Accumulated other comprehensive income	(1,633)	56
Accumulated deficit	(1,029,419)	(1,022,689)
Total stockholders' equity	130,913	104,890
Total liabilities and stockholders' equity	$282,215	$292,222

* Non-recourse debt secured by Sensipar®/Mimpara®, rhPTH 1-84, and REGPARA® revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Investor:
Susan Mesco, + 1 908-450-5516
smesco@npsp.com
or
Media:
Justine O’Malley, + 1 908-375-7665
jomalley@npsp.com